Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS;
MAINTAINS AND TIGHTENS FULL YEAR EARNINGS OUTLOOK

STAMFORD, CT, October 23, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported third quarter 2019 net income of $81.3 million, or $0.73 per diluted share, as compared to third quarter 2018 net income of $84.7 million, or $0.76 per diluted share.

“We delivered third quarter 2019 adjusted net income per diluted share of $0.76, in line with our estimates and matching our record performance for the same period in the prior year in spite of a $0.03 non-cash pension headwind in 2019. We fell short of the high end of our expectations largely as a result of pack related shortfalls and challenging economic conditions in Europe,” said Tony Allott, Chairman and CEO. “Our plastic container business again improved its results over the prior year period, with approximately three percent volume growth and strong operating performance. Our metal container and closures businesses performed largely in line with the prior year, however volumes in both businesses did not meet our expectations as a result of lower than expected pack volumes,” continued Mr. Allott. “Based on our performance to date and our outlook for the fourth quarter, which includes an earlier than anticipated end to the fruit and vegetable pack in the beginning of October, we are maintaining our guidance and tightening the range for our full

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SILGAN HOLDINGS
October 23, 2019

year 2019 earnings estimate of adjusted net income per diluted share to $2.12 to $2.17, which includes the unfavorable non-cash pension headwind of approximately $0.13 per diluted share,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.76 for the third quarter of 2019, after adjustments increasing net income per diluted share by $0.03. Adjusted net income per diluted share was $0.76 for the third quarter of 2018. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the third quarter of 2019 were $1.32 billion, an increase of $14.3 million, or 1.1 percent, as compared to $1.31 billion in 2018. This increase was the result of higher net sales in the metal container business, partially offset by a decrease in net sales in the closures and plastic container businesses.

Income before interest and income taxes for the third quarter of 2019 was $132.7 million, a decrease of $5.8 million as compared to $138.5 million for the third quarter of 2018, and margins decreased to 10.0 percent from 10.6 percent for the same periods. The decrease in income before interest and income taxes was primarily the result of rationalization charges of $3.2 million in the third quarter of 2019 as compared to $0.3 million in the prior year quarter. In addition, the metal container and closures businesses had slightly lower segment income, partially offset by higher segment income in the plastic container business. Additionally, each of the businesses was unfavorably impacted by the non-cash reduction in pension income in the current year quarter.

Interest and other debt expense before loss on early extinguishment of debt for the third quarter of 2019 was $26.7 million, a decrease of $1.5 million as compared to the third quarter of 2018. This decrease was primarily due to lower average outstanding borrowings as a result of the repayment of debt at the end of 2018 and lower weighted average interest rates due in part to the redemption on August 1, 2019 of all outstanding 5½% Senior Notes due 2022. Loss on early extinguishment of debt of $1.7 million in the third quarter of 2019 was the result of the redemption of all outstanding 5½% Senior Notes in August 2019.

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SILGAN HOLDINGS
October 23, 2019

The effective tax rates were 22.0 percent and 23.1 percent for the third quarters of 2019 and 2018, respectively.

Metal Containers
Net sales of the metal container business were $822.3 million for the third quarter of 2019, an increase of $24.5 million, or 3.1 percent, as compared to $797.8 million in the third quarter of 2018. This increase was primarily the result of the pass through of higher raw material and other manufacturing costs, partially offset by a less favorable mix of products sold and the impact of unfavorable foreign currency translation. Unit volumes were flat versus the prior year period, as lower volumes with U.S. fruit and vegetable pack customers were offset by volume increases with other customers, including for soup.

Segment income of the metal container business in the third quarter of 2019 decreased $5.8 million to $81.1 million as compared to $86.9 million in the third quarter of 2018, and segment income margin decreased to 9.9 percent from 10.9 percent over the same periods. The decrease in segment income was principally due to a less favorable mix of products sold, higher rationalization charges and lower pension income, partially offset by production efficiencies in the U.S. due in part to a larger amount of finished goods inventory produced in the current year quarter in anticipation of higher sales volume. Rationalization charges for the third quarters of 2019 and 2018 were $3.0 million and $0.1 million, respectively.

Closures
Net sales of the closures business were $353.4 million in the third quarter of 2019, a decrease of $7.4 million, or 2.1 percent, as compared to $360.8 million in the third quarter of 2018. This decrease was primarily the result of the impact of unfavorable foreign currency translation and a less favorable mix of products sold. Unit volumes in the third quarter of 2019 were flat as compared to the prior year quarter, with higher unit volume demand in the U.S. beverage markets largely offset by lower unit volumes in international markets.

Segment income of the closures business for the third quarter of 2019 decreased $2.5 million to $44.8 million as compared to $47.3 million in the third quarter of 2018, and segment income margin decreased to 12.7 percent from 13.1 percent in the third quarter of 2018. The decrease in segment income was primarily due to a less favorable mix of products sold and lower pension

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SILGAN HOLDINGS
October 23, 2019

income, partially offset by the favorable impact from the lagged pass through to customers of lower resin costs in the current year period as compared to an unfavorable impact from higher resin costs in the prior year period.

Plastic Containers
Net sales of the plastic container business were $145.6 million in the third quarter of 2019, a decrease of $2.8 million, or 1.9 percent, as compared to $148.4 million in the third quarter of 2018. This decrease was principally due to a less favorable mix of products sold and the pass through of lower raw material costs, partially offset by higher volumes of approximately three percent.

Segment income of the plastic container business for the third quarter of 2019 was $11.4 million, an increase of $2.9 million as compared to $8.5 million in the third quarter of 2018, and segment income margin increased to 7.8 percent from 5.7 percent over the same periods. The increase in segment income was primarily attributable to higher volumes, strong operating performance and the prior year unfavorable impact of costs associated with the start-up of the new manufacturing facility in Fort Smith, Arkansas, partially offset by lower pension income and a less favorable mix of products sold.

Nine Months
Net income for the first nine months of 2019 was $159.0 million, or $1.43 per diluted share, as compared to net income of $185.8 million, or $1.66 per diluted share, for the first nine months of 2018. Adjusted net income per diluted share for the first nine months of 2019 was $1.78, an increase of over 5.0 percent as compared to $1.69 in the prior year period, after adjustments increasing net income per diluted share by $0.35 for the first nine months of 2019 and by $0.03 for the first nine months of 2018.

Net sales for the first nine months of 2019 increased $63.2 million, or 1.9 percent, to $3.44 billion as compared to $3.38 billion for the first nine months of 2018. This increase was primarily a result of the pass through of higher raw material and other manufacturing costs in the metal container business and higher volumes in the metal and plastic container businesses, partially offset by the impact of unfavorable foreign currency translation, a less favorable mix of products sold and slightly lower unit volumes in the closures business.

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SILGAN HOLDINGS
October 23, 2019

Income before interest and income taxes for the first nine months of 2019 was $288.0 million, a decrease of $46.8 million from the same period in 2018, and margins decreased to 8.4 percent from 9.9 percent for the same periods. The decrease in income before interest and income taxes and margins was primarily due to $47.1 million of higher rationalization charges in the first nine months of 2019 as compared to the same period in 2018 due principally to the previously announced footprint optimization plan for the metal container business, which includes the closing of two metal container manufacturing facilities in the fourth quarter of 2019 and the resulting withdrawal from the Central States Pension Fund that required the recognition of a pre-tax rationalization charge of $36.6 million for the present value of the estimated withdrawal liability. Income before interest and income taxes was also negatively impacted by lower pension income, a less favorable mix of products sold, unfavorable foreign currency translation and slightly lower unit volumes in the closures business. These decreases were partially offset by strong operating performance in all businesses, production efficiencies from a larger amount of finished goods inventory produced in the current year period in the metal container business in anticipation of higher sales volume, the favorable impact from the lagged pass through of lower resin costs in the current year period as compared to the unfavorable impact from higher resin costs in the prior year period in the closures business, higher volumes in the metal and plastic container businesses and the prior year unfavorable impact of costs associated with the start-up of two new manufacturing facilities.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2019 was $82.2 million, a decrease of $6.4 million as compared to the same period in 2018. This decrease was primarily due to lower average outstanding borrowings. Loss on early extinguishment of debt of $1.7 million in 2019 was the result of the redemption in August 2019 of all outstanding 5½% Senior Notes. Loss on early extinguishment of debt of $2.5 million in 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes in April 2018 and the amendment to the senior secured credit facility in May 2018.

The effective tax rate for the first nine months of 2019 was 22.1 percent as compared to 23.8 percent for the first nine months of 2018. The effective tax rate in 2019 was favorably impacted by an audit period expiration, the resolution of a prior year tax audit and the timing of certain tax deductions.

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SILGAN HOLDINGS
October 23, 2019

Outlook for 2019
The Company maintained its estimate of adjusted net income per diluted share for the full year of 2019 and tightened the range from $2.10 to $2.20 to a range of $2.12 to $2.17, which includes an unfavorable non-cash pension impact of approximately $0.13 per diluted share resulting from significant market declines in investment values at the end of 2018 that negatively impacted the assets held in the Company’s pension plans. This estimate compares to record adjusted net income per diluted share for the full year of 2018 of $2.08. Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2019 in the range of $0.34 to $0.39, which includes an unfavorable non-cash pension impact of approximately $0.03 per diluted share and reflects an abrupt end to the fruit and vegetable pack in the beginning of October. This estimate compares to record adjusted net income per diluted share of $0.38 in the fourth quarter of 2018. Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2019 at 11:00 a.m. eastern time on October 23, 2019. The toll free number for those in the U.S. and Canada is (800) 289-0571, and the number for international callers is (323) 794-2093. For those unable to listen to the live call, a taped rebroadcast will be available through November 6, 2019. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 6865789.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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SILGAN HOLDINGS
October 23, 2019

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2019	2018	2019	2018

Net sales	$1,321.3	$1,307.0	$3,441.6	$3,378.4

Cost of goods sold	1,113.7	1,102.9	2,884.5	2,841.0

Gross profit	207.6	204.1	557.1	537.4

Selling, general and administrative expenses	76.0	73.6	233.8	228.6

Rationalization charges	3.2	0.3	48.6	1.5

Other pension and postretirement income	(4.3)	(8.3)	(13.3)	(27.5)

Income before interest and income taxes	132.7	138.5	288.0	334.8

Interest and other debt expense before loss on early extinguishment of debt	26.7	28.2	82.2	88.6

Loss on early extinguishment of debt	1.7	—	1.7	2.5

Interest and other debt expense	28.4	28.2	83.9	91.1

Income before income taxes	104.3	110.3	204.1	243.7

Provision for income taxes	23.0	25.6	45.1	57.9

Net income	$81.3	$84.7	$159.0	$185.8

Earnings per share:
Basic net income per share	$0.73	$0.77	$1.43	$1.68
Diluted net income per share	$0.73	$0.76	$1.43	$1.66

Cash dividends per common share	$0.11	$0.10	$0.33	$0.30

Weighted average shares (000's):
Basic	111,058	110,657	110,985	110,599
Diluted	111,521	111,693	111,539	111,609

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2019	2018	2019	2018
Net sales:
Metal containers	$822.3	$797.8	$1,904.9	$1,808.6
Closures	353.4	360.8	1,073.0	1,109.9
Plastic containers	145.6	148.4	463.7	459.9
Consolidated	$1,321.3	$1,307.0	$3,441.6	$3,378.4

Segment income:
Metal containers (a)	$81.1	$86.9	$134.1	$172.3
Closures (b)	44.8	47.3	131.9	143.3
Plastic containers (c)	11.4	8.5	36.9	32.7
Corporate	(4.6)	(4.2)	(14.9)	(13.5)
Consolidated	$132.7	$138.5	$288.0	$334.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2019	2018	2018
Assets:
Cash and cash equivalents	$117.4	$171.4	$72.8
Trade accounts receivable, net	751.4	783.3	511.3
Inventories	703.2	690.4	634.8
Other current assets	61.3	67.5	71.2
Property, plant and equipment, net	1,522.5	1,502.2	1,517.5
Other assets, net	1,913.8	1,843.4	1,771.7
Total assets	$5,069.6	$5,058.2	$4,579.3

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$775.7	$726.5	$908.9
Current and long-term debt	2,651.4	2,919.7	2,304.6
Other liabilities	674.0	500.1	484.5
Stockholders' equity	968.5	911.9	881.3
Total liabilities and stockholders' equity	$5,069.6	$5,058.2	$4,579.3

(a) Includes rationalization charges of $3.0 million and $0.1 million for the three months ended September 30, 2019 and 2018, respectively, and $42.3 million and $0.8 million for the nine months ended September 30, 2019 and 2018, respectively.
(b) Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2019 and 2018 and $6.0 million and $0.2 million for the nine months ended September 30, 2019 and 2018, respectively.
(c) Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2019 and 2018 and $0.3 million and $0.5 million for the nine months ended September 30, 2019 and 2018, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2019	2018
Cash flows provided by (used in) operating activities:
Net income	$159.0	$185.8
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	156.8	146.2
Rationalization charges	48.6	1.5
Loss on early extinguishment of debt	1.7	2.5
Other changes that provided (used) cash:
Trade accounts receivable, net	(250.8)	(271.6)
Inventories	(75.4)	(32.7)
Trade accounts payable and other changes, net	(42.4)	(18.5)
Net cash (used in) provided by operating activities	(2.5)	13.2

Cash flows provided by (used in) investing activities:
Capital expenditures	(166.8)	(134.6)
Other investing activities	0.5	0.2
Net cash used in investing activities	(166.3)	(134.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(38.6)	(33.8)
Changes in outstanding checks - principally vendors	(83.7)	(87.8)
Net borrowings and other financing activities	339.1	365.0
Net cash provided by financing activities	216.8	243.4

Effect of exchange rate changes on cash and cash equivalents	(3.4)	(4.3)

Cash and cash equivalents:
Net increase	44.6	117.9
Balance at beginning of year	72.8	53.5
Balance at end of period	$117.4	$171.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter			Nine Months
	2019		2018	2019	2018

Net income per diluted share as reported	$0.73		$0.76	$1.43	$1.66

Adjustments:
Rationalization charges	0.02		—	0.34	0.01
Loss on early extinguishment of debt	0.01	—	—	0.01	0.02
Adjusted net income per diluted share	$0.76		$0.76	$1.78	$1.69

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2019	2019	2018	2019	2019	2018

Net income per diluted share as estimated
for 2019 and as reported for 2018	$0.32	$0.37	$0.34	$1.75	$1.80	$2.01

Adjustments:
Rationalization charges	0.02	0.02	0.04	0.36	0.36	0.05
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.02
Adjusted net income per diluted share
as estimated for 2019 and presented for 2018	$0.34	$0.39	$0.38	$2.12	$2.17	$2.08

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.